EXHIBIT 10.19
NON-COMPETITION AND CONFIDENTIALITY AGREEMENT
     This Non-Competition and Confidentiality Agreement (“Agreement”), is made as of the first day of December, 1998 and effective April 1, 1998 between DR. JOHN J. HARRINGTON, an individual (“Employee”), and ATHERSYS, INC., a Delaware corporation (“Athersys”).
RECITALS:
     A. Athersys is engaged in the competitive business of developing, marketing and selling certain core biotechnologies for the diagnosis and treatment of genetic and infectious disease.
     B. Athersys employs Employee as of the date hereof (provided that nothing stated herein shall be deemed to be a promise by Athersys of future employment).
     C. As a part of such employment, Employee has access to certain “Confidential Information” (as herein defined).
     D. In consideration of the new employment arrangements set forth in the Amended and Restated Employment Agreement between Employee and Athersys dated as of the date hereof (the “Employment Agreement”), Employee has agreed to execute this Agreement.
     E. For the purposes of this Agreement, the term “Athersys” shall be deemed to include Athersys, its predecessor and any affiliates or subsidiaries, together with their respective successors or assigns.
AGREEMENTS:
     NOW THEREFORE, for and in consideration of the premises, mutual covenants and undertakings set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties to this Agreement hereby agree as follows:
     1. Non-Competition and Confidentiality.
     (a) Employee agrees that, so long as he remains employed by Athersys in any capacity and for a period of eighteen (18) months after the effective date of the termination of said employment by Athersys or Employee, Employee shall not do or suffer any of the following:
     (i) Own, control or manage, or participate in the ownership, control or management of, render consulting services to, or be employed by any corporation, partnership or other entity that is engaged in the business of researching, developing, marketing or selling any technology relating to the field of gene therapy, including, without limitation, synthetic microchromosomal technologies, gene activation technologies, centromere technologies or any other type of technology, which is substantially similar to that researched, developed, marketed or sold or contemplated to be researched, developed, marketed or sold by Athersys prior to the Termination Effective Date in any geographic areas in the United States or any countries outside the United States where Athersys has researched, developed, marketed or sold such technologies prior to the Termination Effective Date. For the purposes of this subsection (i), the term “ownership” shall be defined as holding five percent (5%) or more ownership interest or voting control interest in the entity in issue;
     (ii) Knowingly attempt to employ or employ, attempt to assist in employing or assist in employing, or otherwise interfere with the employment of, any employee or officer of Athersys; or
     (iii) Solicit, divert or attempt to divert any customer, sponsor, investor, research collaborator or other business relations of Athersys from associating, collaborating or otherwise doing business with Athersys.
     Notwithstanding the foregoing, the provisions of this Section 1(a) shall terminate on the date that Employee ceases to receive the termination compensation from Athersys pursuant to Section 8(c) of the Employment Agreement.
     (b) Employee agrees that from and after the date of this Agreement, Employee shall not disclose, divulge, discuss, copy or otherwise use or suffer to be used any item of confidential information of Athersys, including, without limitation, technologies, product development procedures, new products, customer lists, client lists, sales methods, pricing or cost data, software or software documentation, methods, product research or engineering data, documents, instruments, drawings, or designs (“Confidential Information”). The term “Confidential Information” shall include, by way of example not limitation, any information which, in the good faith opinion of the Board of Directors, constitutes “trade secrets” of Athersys, as such term is defined in Ohio Revised Code Section 1333.51.
     2. Injunctive Relief. Employee acknowledges and agrees that: (i) each term of Section 1 of this Agreement is fully required to protect Athersys’ interest and that no term in Section 1 confers a benefit on Athersys that is disproportionate to the detriment imposed on Employee and each provision of such Section 1 is reasonable in time and territory and does not stifle Employee’s inherent skill and experience and will not operate as a bar to Employee’s sole means of support; (ii) the remedy at law for any breach by Employee of any term of Section 1 would be inadequate; and (iii) the damages flowing from such breach are not readily susceptible to measurement in monetary terms. Accordingly, upon adequate proof of Employee’s violation of any legally enforceable provision of Section 1 of this Agreement, Athersys shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or future breach. Nothing in this Agreement shall be deemed to limit Athersys’ remedies at law or in equity for any breach by Employee of any term of this Agreement.
     3. Ownership of Technology. Any technology, procedure, design feature, invention, improvement, development or discovery (whether or not patentable or copyrightable) that Employee may conceive of, make, invent, suggest, or otherwise obtain knowledge of during the course of Employee’s employment or other relationship with Athersys (whether individually or jointly with any other person or persons), relating in any way to the field of gene therapy or any other business of Athersys or to the proposed contemplated business of which Athersys will be a part of, shall be the sole, exclusive and absolute property of Athersys, as shall all physical embodiments and manifestations thereof and all research data regarding, including, without limitation, all proprietary rights, techniques, specifications, any methods and apparatuses for data manipulation and utilization. Employee will immediately disclose any such technology, procedure, design feature, invention, improvement, development or discovery to Athersys and will, at any time, upon Athersys’ request and without additional compensation, execute any documents and give all lawful testimony which may be required respecting the patenting or copyrighting of any such technology, procedure, design feature, invention, improvement, development or discovery, as well as any papers which may be considered necessary or helpful by Athersys in the processing of applications for patents thereon, to vest title thereto in Athersys, or which may relate to any litigation or controversy in connection therewith, all expenses incident thereto to be borne by Athersys. Employee, whether or not still employed by Athersys, will cooperate with Athersys, at Athersys’ expense, in any litigation or other matter relating to Athersys’ right in any of the foregoing.
     4. Severability. In the event that Sections 1, 2 and 3 shall be found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise its discretion in reforming such provisions to the end that Employee shall be subject to nondisclosure, noncompetitive and noninterference covenants that are reasonable under the circumstances and enforceable by Athersys. In the event that any other provision or term of this Agreement is found to be void or unenforceable to any extent for any reason, it is the agreed-upon intent of the parties hereto that all remaining provisions or terms of this Agreement shall remain in full force and effect to the maximum extent permitted and that this Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof. To the extent that any obligations of Employee in this Agreement shall be illegal and/or unenforceable with respect to any jurisdiction, said covenants shall not be affected thereby with respect to each other jurisdiction, such covenants with respect to each such jurisdiction being construed as severable and independent. In the event Seller shall violate any legally enforceable provision of this Agreement as to which there is a specific time period during which Athersys is prohibited from taking certain actions or from engaging in certain activities, as set forth in this Agreement, then, in such event, such violation shall toll the running of such time period from the date such violation commences until, and including, the date such violation shall cease.

     5. Notice. Notices, demands and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered, if delivered personally, or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, and when received if delivered otherwise, addressed as follows:
     If to Employee:
Dr. John J. Harrington
6487 Meadowbrook Dr.
Mentor, Ohio 44060
     If to Athersys:
Athersys, Inc.
11000 Cedar Avenue, Suite 210
Cleveland, Ohio 44106
Attention: Dr. Gil Van Bokkelen, President
or to such other address as any party may have furnished to the other in writing, except that notices of change of address will be effective only upon receipt.
     6. General Provisions. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either party to this Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Ohio without regard to its conflicts of law principles.
     7. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
     8. Captions. The headings of paragraphs are included solely for convenience of reference only and are not part of this Agreement and will not be used in construing it.
     9. Consent to Jurisdiction and Forum. Employee expressly and irrevocably agrees that Athersys may bring any action, whether at law or in equity, arising out of or based upon this Agreement in the State of Ohio or in any federal court therein. Employee irrevocably consents to personal jurisdiction in such court and to accept service of process in accordance with the provisions of the laws of the State of Ohio.

     10. Entire Agreement. This Agreement sets forth the entire agreement of the parties in respect of the subject matter contained in this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party; and any prior agreement of the parties in respect of the subject mater contained in this Agreement is terminated and canceled.
     IN WITNESS WHEREOF, the parties have executed this Non-Competition and Confidentiality Agreement as of the date first above written.

ATHERSYS, INC.
By:	/s/ Gil Van Bokkelen
Gil Van Bokkelen, President & CEO

“EMPLOYEE”
/s/ Dr. John J. Harrington
Dr. John J. Harrington

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